Exhibit 99.1

Contacts:	Michael Mitchell (Media)	Dexter Congbalay (Investors)
	+1-847-943-5678	+1-847-943-5454
	news@mdlz.com	ir@mdlz.com

Mondelēz International Takes Strategic Actions to Further Focus Its Portfolio on Snacks and Accelerate Margin Expansion; Reports Solid Q1 Results

Focusing Portfolio

•	Combining coffee portfolio with D.E Master Blenders 1753 to create world’s leading pure-play coffee company with more than $7 billion (€5 billion) in revenues

•	Will receive after-tax cash proceeds of approximately $5 billion and a 49% interest in the new company

•	Approximately 85% of Mondelēz International’s net revenues to come from snacks upon completion

Expanding Margins

•	Accelerating supply chain reinvention program and initiating significant overhead reductions to reduce operating costs to best-in-class levels

•	$3.5 billion restructuring program, of which $2.5 billion is cash, expected to generate at least $1.5 billion in cost savings by 2018

•	Increasing bottom end of 2016 Adjusted Operating Income margin range; now targeting 15%-16%

•	Savings will provide additional opportunity for further margin expansion beyond 2016

Solid Q1 Results

•	Organic Net Revenue[1] grew 2.8%, including a (0.6)pp impact from lower coffee revenues

•	Adjusted Operating Income[1] margin expanded 140 basis points to 12.2%

•	Adjusted EPS[1] was $0.39, up 17.1% on a constant currency basis

•	Strong market share performance[2] with over 60% of revenues gaining or holding share

•	Repurchased $0.5 billion of shares

•	Confirms profit outlook for 2014; reduces organic revenue growth target to approximately 3% to reflect slower global category growth

DEERFIELD, Ill. – May 7, 2014 – Mondelēz International, Inc. (NASDAQ: MDLZ) today reported solid first quarter 2014 results. Separately, the company announced that it intends to combine its coffee portfolio with D.E Master Blenders 1753 B.V.’s coffee business to create the world’s leading pure-play coffee company. Upon closing, Mondelēz International will receive after-tax cash proceeds of approximately $5 billion and a 49 percent interest in the new company.

The company also announced plans to reduce operating costs to best-in-class levels through a restructuring program that is expected to deliver cost savings of at least $1.5 billion by 2018, providing additional opportunity for margin expansion beyond its revised 2016 target of 15 to 16 percent.

“The strategic and cost-reduction actions we announced today underscore our determination to become a leaner, more focused and more nimble global snacking powerhouse,” said Irene Rosenfeld, Chairman and CEO. “As our first quarter results show, we’re making meaningful progress toward our margin goals, while continuing to deliver solid growth and market shares. These strategic and cost-reduction actions will strengthen our core snacking business, simplify our operations and enhance our ability to deliver world-class margins. At the same time, our shareholders will continue to share in the future growth of the coffee category through our ownership interest in an advantaged, more focused coffee company.”

Creating the World’s Leading Pure-Play Coffee Company

Also today, Mondelēz International announced its intention to combine its wholly owned coffee business with D.E Master Blenders 1753 B.V. to create the world’s leading pure-play coffee company. The new company, to be called Jacobs Douwe Egberts, will hold leading positions in more than two dozen countries and have a strong emerging markets presence in the $81 billion global coffee category. With greater focus and increased scale, the new company will be able to operate more efficiently and invest more effectively in innovation, manufacturing and market development to capitalize on the significant growth opportunities in coffee.

Jacobs Douwe Egberts is expected to have total revenue of more than $7 billion (€5 billion) and an EBITDA margin in the high-teens. In 2013, Mondelēz International’s coffee business generated approximately $3.9 billion (€2.9 billion) in revenue with an EBITDA margin in the high-teens.

Upon completion of the proposed transactions, Mondelēz International will receive after-tax cash of approximately $5 billion and a 49 percent interest in Jacobs Douwe Egberts, enabling its shareholders to share in the synergies and future growth of the new company. Mondelēz International expects the transactions to be completed in the course of 2015, subject to limited closing conditions, including regulatory approvals. The company expects the transactions to be accretive to earnings in the first full year following close.

The company expects to use the majority of its cash proceeds to expand its share repurchase program, subject to approval by the Board of Directors, with the balance used for debt reduction and general corporate purposes. The company remains committed to maintaining an investment-grade credit rating and access to Tier 2 commercial paper.

Targeting Best-in-Class Cost Levels

In conjunction with the proposed coffee transaction, Mondelez International also announced its plan to create a leaner, simpler and more focused organization by reducing operating costs to best-in-class levels through zero-based budgeting and by accelerating its supply chain reinvention initiative.

To facilitate these efforts, the Board of Directors approved a $3.5 billion restructuring program through 2018 (the “2014-2018 Restructuring Program”), comprised of approximately $2.5 billion in cash costs and $1 billion in non-cash costs. The restructuring program is intended primarily to cover severance as well as asset disposals and other manufacturing-related one-time costs. The company expects to incur the majority of the program’s charges in 2015 and 2016. The $2.2 billion of capital expenditures to support the restructuring program are already included within the company’s previous guidance of approximately 5 percent of net revenues for the next few years.

The company expects the 2014-2018 Restructuring Program to generate annualized savings of at least $1.5 billion by 2018. Lower overheads and accelerated supply chain cost reductions are each expected to generate roughly half of the total incremental savings. Overhead reductions will be driven by both lower headcount and non-headcount costs.

“Today’s coffee announcement creates an opportunity to further reduce our supply chain and overhead costs and fast-track the implementation of best-in-class cost management practices on a global basis,” said Dave Brearton, Executive Vice President and CFO. “The savings generated by this new restructuring program will enable us to accelerate our margin improvement program. Specifically, we’re raising the bottom end of our 2016 Adjusted Operating Income margin target, resulting in a revised range of 15 to 16 percent, up from our previous target of 14 to 16 percent. After 2016, we expect the cost savings will provide additional fuel to fund growth and drive further margin expansion.”

First Quarter Results

In the first quarter, the company delivered Organic Net Revenue growth in line with expectations, strong Adjusted Operating Income margin improvement and double-digit growth in both Adjusted Operating Income and Adjusted EPS on a constant currency basis.

On a reported basis, net revenues were $8.6 billion, down 1.2 percent, and operating income was $843 million, up 1.1 percent. Diluted EPS was $0.09, including a negative 18 cents from the loss on debt extinguishment3 and a negative 9 cents from the remeasurement of net monetary assets in Venezuela4.

	Reported Net Revenues		Organic Net Revenue Growth
	Q1 2014	% Chg vs PY	Q1 2014	Vol/Mix		Pricing		Power Brands
Latin America	$1,356	(3.0)%	14.7%	(1.4	)pp	16.1	pp	14.7%
Asia Pacific	1,223	(10.5)	(2.7)	(3.8)		1.1		(3.9)
Eastern Europe, Middle East & Africa	838	(2.9)	7.9	5.6		2.3		11.3
Europe	3,557	2.9	(1.0)	0.9		(1.9)		1.1
North America	1,667	0.5	2.5	1.0		1.5		5.0

Mondelēz International	$8,641	(1.2)%	2.8%	0.3	pp	2.5	pp	4.8%

Organic Net Revenue Commentary

Organic Net Revenue increased 2.8 percent, including a negative 0.6 percentage point impact from lower coffee revenues, reflecting the pass-through of lower green coffee costs. Overall, pricing was up 2.5 percentage points, as the company increased prices across most non-coffee categories in every region. Volume/mix was up slightly despite these higher prices. The 0.4 percentage point headwind from Easter shifting to the second quarter was lower than expected. Market share performance was strong, with over 60 percent of revenues gaining or holding share.

Organic Net Revenue from emerging markets5 was up 6.7 percent and developed markets6 increased 0.2 percent. Overall, Power Brands grew 4.8 percent. Tuc, Club Social, belVita and Chips Ahoy! biscuits, Cadbury Dairy Milk and Milka chocolate and Tang powdered beverages each posted at least high single-digit increases.

On a regional basis, highlights include:

•

Latin America increased 14.7 percent, largely driven by pricing gains, especially in the inflationary economies of Venezuela and Argentina. Brazil grew high single digits, as strong double-digit growth in powdered beverages and biscuits was partially offset by the impact from the later timing of Easter on chocolate.

•

Asia Pacific was down 2.7 percent. Lower volume/mix was mostly attributable to China where difficult prior year comparisons in biscuits more than offset a strong performance in gum. India delivered another strong quarter with mid-teens growth driven by chocolate and powdered beverages.

•

EEMEA was up 7.9 percent, reflecting strong volume/mix gains and modest pricing. Revenue growth in the region was broad-based, with a high single-digit gain in Russia, and strong double-digit growth in the GCC[7] countries, Turkey and Egypt, more than offsetting a double-digit decline in Ukraine due to political and economic instability.

•

Europe was down 1.0 percent. Pricing in the region was lower, reflecting the pass-through of lower green coffee costs. Lower coffee revenues tempered growth by 1.5 percentage points. Volume/mix increased nearly 1 percentage point despite the impacts of the Easter shift and short-term customer disputes associated with price increases in non-coffee categories.

•

North America increased 2.5 percent, driven by continued strong share performance and mid-single digit growth in biscuits. Growth in the category was balanced between volume/mix and pricing. The rate of decline in gum continued to moderate as U.S. market share was up for the third consecutive quarter.

	Reported			Adjusted
	Q1 2014	vs PY (Rpt Fx)		Q1 2014	vs PY (Rpt Fx)		vs PY (Cst Fx)
Gross Profit	$3,204	(1.2)%		$3,205	(1.1)%		2.3%
Gross Profit Margin	37.1%	–	pp	37.1%	(0.1	)pp

Operating Income	$843	1.1%		$1,053	11.7%		15.8%
Operating Income Margin	9.8%	0.3	pp	12.2%	1.4	pp

Net Earnings[8]	$163	(69.6)%		$669	5.2%

Diluted EPS	$0.09	(70.0)%		$0.39	11.4%		17.1%

Adjusted Operating Income and EPS commentary

Adjusted Gross Profit1 increased 2.3 percent on a constant currency basis. Adjusted Gross Margin was essentially flat to prior year, as higher prices and a strong contribution from supply chain productivity more than offset input cost inflation.

Adjusted Operating Income grew 15.8 percent on a constant currency basis, driven by lower SG&A expense and higher gross profit. Overhead costs declined as a result of the company’s continued cost management efforts. Advertising and consumer support expense was also lower as the company cycled significantly higher investments in the prior year and drove efficiencies by consolidating media providers, reducing non-working media costs and shifting spending to lower-cost, digital media outlets.

Adjusted EPS grew 17.1 percent on a constant currency basis, driven entirely by operating gains. Below operating income, the benefits from the share buyback program and lower interest expense were more than offset by an effective tax rate of 20.7 percent compared to 4.0 percent in the prior year1.

Share Repurchases

During the first quarter, the company repurchased $0.5 billion of its common stock at an average price of $34.20 per share.

Outlook

Item	FY 2014 Outlook
Organic Net Revenue Growth	At or above category growth, ~3%

Adjusted Operating Income Growth	Low double-digit growth on a constant currency basis

Adjusted Operating Income Margin	High 12 percent range

	Lower End	Upper End
Adjusted EPS—Constant Currency[9]	$ 1.73	$ 1.78
Estimated Currency Impact[10]	(0.06)	(0.06)

Adjusted EPS	$ 1.67	$ 1.72

“With a solid first quarter, we remain on track to deliver strong gains in Adjusted Operating Income and Adjusted EPS,” said Brearton.

“On the top line, however, growth in our global categories has slowed to around 3 percent over the last two quarters, due largely to the weakness in emerging markets and lower coffee prices. We expect these trends will continue in Q2, likely resulting in top-line growth similar to what we saw in Q1.

“While we expect the pass-through of higher green coffee costs will benefit top-line growth as the year unfolds, we anticipate that the challenging environment in emerging markets will continue and that we may realize some disruptions as we implement our strategic initiatives. As a result, we expect revenue growth to improve modestly in the second half. For the full year, we expect our Organic Net Revenue growth to be in line with global category growth of approximately 3 percent.”

Conference Call

Mondelēz International will host a conference call for investors with accompanying slides to review its results at 10 a.m. ET today. Access to a live audio webcast with accompanying slides and a replay of the event will be available at www.mondelezinternational.com/Investor.

About Mondelēz International

Mondelēz International, Inc. (NASDAQ: MDLZ) is a global snacking powerhouse, with 2013 revenue of $35 billion. Creating delicious moments of joy in 165 countries, Mondelēz International is a world leader in biscuits, chocolate, gum, candy, coffee and powdered beverages, with billion-dollar brands such as Oreo, LU and Nabisco biscuits; Cadbury, Cadbury Dairy Milk and Milka chocolate; Trident gum; Jacobs coffee and Tang powdered beverages. Mondelēz International is a proud member of the Standard and Poor’s 500, NASDAQ 100 and Dow Jones Sustainability Index. Visit www.mondelezinternational.com and www.facebook.com/mondelezinternational.

End Notes

1.	Please see discussion of Non-GAAP Financial Measures at the end of this press release.
2.	Market share performance is defined as the percentage of revenues for the biscuits, chocolate, gum, candy, coffee, powdered beverage and cream cheese categories in key markets with share either increasing or holding versus the same prior year period. Based on Global Nielsen data for measured channels for available periods through March 2014.
3.	On February 6, 2014, the company completed a $1.6 billion cash tender offer for some of its outstanding high coupon long term debt and recorded a pre-tax loss of $494 million. As a result of this transaction and a separate cash tender offer completed in December 2013, the company has reduced its weighted average cost of long-term debt as of March 31, 2014, from approximately 6.0% to approximately 4.6%.
4.	On March 31, 2014, the company remeasured its Venezuelan bolivar-denominated net monetary assets and recognized a pre-tax loss of $142 million. The impact of the remeasurement of the net monetary assets in Venezuela, both in current and prior years, is no longer included in the company’s non-GAAP financial measures of Adjusted Operating Income and Adjusted EPS. Please see discussion of Items Impacting Comparability of Operating Results included in this press release for more details.
5.	Emerging markets consist of the Latin America and Eastern Europe, Middle East and Africa regions in their entirety; the Asia Pacific region, excluding Australia, New Zealand and Japan; and the following countries from the Europe region: Poland, Czech & Slovak Republics, Hungary, Bulgaria, Romania, the Baltics and the East Adriatic countries.
6.	Developed markets include the entire North America region, the Europe region excluding the countries included in the emerging markets definition, and Australia, New Zealand and Japan from the Asia Pacific region.
7.	The Gulf Cooperation Council (GCC) countries are Bahrain, Kuwait, Oman, Qatar, Saudi Arabia and the United Arab Emirates.
8.	Net earnings attributable to Mondelēz International.
9.	Adjusted EPS – Constant Currency guidance of $1.73-$1.78 is based on 2013 average currency rates.
10.	Currency estimate includes the impact of currency recorded in the company’s results for the first three months of 2014 and the estimated impact of currency for the remaining nine months using spot rates as of the close of business on April 30, 2014.

Forward-Looking Statements

This press release contains a number of forward-looking statements. Words, and variations of words, such as “will,” “expect,” “intend,” “would,” “anticipate,” “plan,” “likely,” “deliver,” “target,” “outlook,” “guidance” and similar expressions are intended to identify our forward-looking statements, including, but not limited to, statements about: our entry into the transactions; the timeframe for completing the transactions and the financial and growth prospects for the new company; the cash proceeds and ownership interest to be received in the transactions; the effect of the transactions and the restructuring program on our business and future financial performance; benefits to shareholders of the transactions; the costs of, cost savings generated by and timing of expenditures under the restructuring program; use of proceeds from the transactions; simplification of our operations; our future performance, including our future revenue growth, operating income, earnings per share and margins; growth in emerging markets; economic conditions; commodity prices; category growth; the amount of our future capital expenditures; return of capital to shareholders; and our Outlook, including 2014 Organic Net Revenue growth, Adjusted Operating Income growth, Adjusted Operating Income margin and Adjusted EPS. These forward-looking statements are subject to a number of risks and uncertainties, many of which are beyond our control, which could cause our actual results to differ materially from those indicated in our forward-looking statements. Such factors include, but are not limited to, risks that we will fail to successfully complete the transactions on the anticipated timeframe and that the transactions and the restructuring program will not yield the anticipated benefits, changes in the assumptions on which the restructuring program is based, as well as risks from operating globally and in emerging markets, continued volatility of commodity and other input costs, pricing actions, weakness in economic conditions, continued consumer weakness, unanticipated disruptions to our business, increased competition and tax law changes. Please also see our risk factors, as they may be amended from time to time, set forth in our filings with the SEC, including our most recently filed Annual Report on Form 10-K. Mondelēz International disclaims and does not undertake any obligation to update or revise any forward-looking statement in this press release, except as required by applicable law or regulation.

Schedule 1

Mondelēz International, Inc. and Subsidiaries

Condensed Consolidated Statements of Earnings

(in millions of dollars, except per share data) (Unaudited)

	Reported (GAAP)
	For the Three Months Ended March 31,
	2014	2013	% Change Fav / (Unfav)
Net revenues	$8,641	$8,744	(1.2)%

Cost of sales	5,437	5,502	1.2%

Gross profit	3,204	3,242	(1.2)%
Gross profit margin	37.1%	37.1%

Selling, general and administrative expenses	2,265	2,332	2.9%

Asset impairment and exit costs	42	44	4.5%

Gain on acquisition	—	(22)	(100.0)%

Amortization of intangibles	54	54	—%

Operating income	843	834	1.1%
Operating income margin	9.8%	9.5%

Interest and other expense, net	720	279	(100.0+ )%

Earnings before income taxes	123	555	(77.8)%

Provision / (benefit) for income taxes	(27)	13	100.0+ %
Effective tax rate	(22.0)%	2.3%

Net earnings	150	542	(72.3)%

Noncontrolling interest	(13)	6	100.0+ %

Net earnings attributable to Mondelēz International	$163	$536	(69.6)%

Per share data:
Basic earnings per share attributable to Mondelēz International	$0.10	$0.30	(66.7)%

Diluted earnings per share attributable to Mondelēz International	$0.09	$0.30	(70.0)%

Average shares outstanding:
Basic	1,704	1,784	4.5%
Diluted	1,722	1,798	4.2%

Schedule 2

Mondelēz International, Inc. and Subsidiaries

Condensed Consolidated Balance Sheets

(in millions of dollars) (Unaudited)

	March 31,	December 31,	March 31,
	2014	2013	2013
ASSETS
Cash and cash equivalents	$2,422	$2,664	$2,759
Receivables, net	5,900	5,403	6,271
Inventories, net	4,027	3,743	3,849
Deferred income taxes	517	517	600
Other current assets	836	889	862

Total current assets	13,702	13,216	14,356

Property, plant and equipment, net	10,242	10,247	9,845
Goodwill	25,408	25,597	25,491
Intangible assets, net	21,992	21,994	22,230
Other assets	1,616	1,503	1,326

TOTAL ASSETS	$72,960	$72,557	$73,248

LIABILITIES AND EQUITY
Short-term borrowings	$2,503	$1,636	$203
Current portion of long-term debt	1,674	1,003	3,328
Accounts payable	5,372	5,345	4,378
Accrued marketing	2,274	2,318	2,347
Accrued employment costs	917	1,043	965
Other current liabilities	2,585	3,051	2,624

Total current liabilities	15,325	14,396	13,845

Long-term debt	14,772	14,482	14,970
Deferred income taxes	6,202	6,282	6,203
Accrued pension costs	1,862	1,962	2,729
Accrued postretirement health care costs	416	412	456
Other liabilities	2,607	2,491	2,996

TOTAL LIABILITIES	41,184	40,025	41,199

TOTAL EQUITY	31,776	32,532	32,049

TOTAL LIABILITIES AND EQUITY	$72,960	$72,557	$73,248

	03/31/14	12/31/13	Incr/(Decr)
Short-term borrowings	$2,503	$1,636	$867
Current portion of long-term debt	1,674	1,003	671
Long-term debt	14,772	14,482	290

Total Debt	18,949	17,121	1,828

Cash and cash equivalents	2,422	2,664	(242)

Net Debt (1)	$16,527	$14,457	$2,070

(1)	Net debt is defined as total debt, which includes short-term borrowings, current portion of long-term debt and long-term debt, less cash and cash equivalents.

Schedule 3

Mondelēz International, Inc. and Subsidiaries

Condensed Consolidated Statements of Cash Flows

(in millions of dollars) (Unaudited)

	For the Three Months Ended March 31,
	2014	2013
CASH PROVIDED BY / (USED IN) OPERATING ACTIVITIES
Net earnings	$150	$542
Adjustments to reconcile net earnings to operating cash flows:
Depreciation and amortization	262	266
Stock-based compensation expense	35	33
Deferred income tax benefit	(98)	(67)
Gain on acquisition	—	(22)
Asset impairments	12	14
Loss on early extinguishment of debt	492	—
Other non-cash items, net	48	45
Change in assets and liabilities, net of acquisition:
Receivables, net	(305)	(315)
Inventories, net	(299)	(160)
Accounts payable	67	(246)
Other current assets	(59)	(86)
Other current liabilities	(815)	(371)
Change in pension and postretirement assets and liabilities, net	(67)	(18)

Net cash used in operating activities	(577)	(385)

CASH PROVIDED BY / (USED IN) INVESTING ACTIVITIES
Capital expenditures	(326)	(235)
Acquisition, net of cash received	—	(119)
Cash received from Kraft Foods Group related to the Spin-Off	—	55
Other	9	1

Net cash used in investing activities	(317)	(298)

CASH PROVIDED BY / (USED IN) FINANCING ACTIVITIES
Issuances of commercial paper, maturities greater than 90 days	1,607	—
Repayments of commercial paper, maturities greater than 90 days	(723)	—
Net (repayments) / issuances of other short-term borrowings, net	(19)	(66)
Long-term debt proceeds	2,994	6
Long-term debt repaid	(2,514)	(752)
Repurchase of Common Stock	(468)	—
Dividends paid	(238)	(232)
Other	40	51

Net cash provided by / (used in) financing activities	679	(993)

Effect of exchange rate changes on cash and cash equivalents	(27)	(40)

Cash and cash equivalents:
Increase / (decrease)	(242)	(1,716)
Balance at beginning of period	2,664	4,475

Balance at end of period	$2,422	$2,759

Mondelēz International, Inc. and Subsidiaries

Reconciliation of GAAP and Non-GAAP Financial Measures

(Unaudited)

The company reports its financial results in accordance with accounting principles generally accepted in the United States (“GAAP” or referred to herein as “Reported”). However, management believes that certain non-GAAP financial measures should be considered when assessing the company’s ongoing performance to provide more complete information on the factors and trends affecting the company’s business. Management also uses these non-GAAP financial measures in making financial, operating and planning decisions and in evaluating the company’s performance. Non-GAAP financial measures should be viewed in addition to, and not as an alternative for, the company’s Reported results prepared in accordance with GAAP. In addition, the non-GAAP measures the company uses may differ from non-GAAP measures used by other companies. Because GAAP financial measures on a forward-looking basis are neither accessible nor deemed to be significantly different from the non-GAAP financial measures, and reconciling information is not available without unreasonable effort, the company has not provided that information with regard to the non-GAAP financial measures in the company’s Outlook.

DEFINITIONS OF THE COMPANY’S NON-GAAP FINANCIAL MEASURES

The company’s non-GAAP financial measures and corresponding metrics reflect how the company evaluates its operating results currently and provide improved comparability of operating results. As new events or circumstances arise, these definitions could change over time:

•

“Organic Net Revenues” is defined as net revenues excluding the impacts of acquisitions, divestitures (including businesses under sales agreements and exits of major product lines under a sale or licensing agreement), Integration Program costs, accounting calendar changes and foreign currency rate fluctuations.

•

“Adjusted Gross Profit” is defined as gross profit excluding the impacts of pension costs related to obligations transferred in the Spin-Off, the 2012-2014 Restructuring Program, the Integration Program and other acquisition integration costs and the operating results of divestitures (including businesses under sales agreements and exits of major product lines under a sale or licensing agreement). We also evaluate growth in the company’s Adjusted Gross Profit on a constant currency basis.

•

“Adjusted Operating Income” and “Adjusted Segment Operating Income” are defined as operating income (or segment operating income) excluding the impacts of Spin-Off Costs, pension costs related to the obligations transferred in the Spin-Off, the 2012-2014 Restructuring Program, the Integration Program and other acquisition integration costs, the benefit from the Cadbury acquisition-related indemnification resolution, the remeasurement of net monetary assets in Venezuela, gains / losses from divestitures or acquisitions, acquisition-

related costs and the operating results of divestitures (including businesses under sales agreements and exits of major product lines under a sale or licensing agreement). The company also evaluates growth in the company’s Adjusted Operating Income and Adjusted Segment Operating Income on a constant currency basis.

•

“Adjusted EPS” is defined as diluted EPS attributable to Mondelēz International from continuing operations excluding the impacts of Spin-Off Costs, pension costs related to the obligations transferred in the Spin-Off, the 2012-2014 Restructuring Program, the Integration Program and other acquisition integration costs, the remeasurement of net monetary assets in Venezuela, the benefit from the Cadbury acquisition-related indemnification resolution, the loss on debt extinguishment and related expenses, the residual tax impact from the resolution of the Starbucks arbitration, gains / losses from divestitures or acquisitions, acquisition-related costs and net earnings from divestitures (including businesses under sales agreements and exits of major product lines under a sale or licensing agreement), and including an interest expense adjustment related to the Spin-Off transaction. The company also evaluates growth in the company’s Adjusted EPS on a constant currency basis.

See the attached schedules for supplemental financial data and corresponding reconciliations of the non-GAAP financial measures referred to above to the most comparable GAAP financial measures for the three months ended March 31, 2014 and 2013.

SEGMENT OPERATING INCOME

The company uses segment operating income to evaluate segment performance and allocate resources. The company believes it is appropriate to disclose this measure to help investors analyze segment performance and trends. Segment operating income excludes unrealized gains and losses on hedging activities (which are a component of cost of sales), general corporate expenses (which are a component of selling, general and administrative expenses), amortization of intangibles, gains and losses on divestitures and acquisitions and acquisition-related costs (which are a component of selling, general and administrative expenses) in all periods presented. The company excludes these items from segment operating income in order to provide better transparency of our segment operating results. Furthermore, the company centrally manages interest and other expense, net. Accordingly, the company does not present these items by segment because they are excluded from the segment profitability measure that management reviews.

ITEMS IMPACTING COMPARABILITY OF OPERATING RESULTS

The following information is provided to give qualitative and quantitative information related to items impacting comparability of operating results. The company determines which items to consider as “items impacting comparability” based on how management views the company’s business; makes financial, operating and planning decisions; and evaluates the company’s ongoing performance. In addition, the company provides the impact that changes in currency exchange rates had on the company’s financial results (referred to as “constant currency”).

Divestitures

The company excludes the operating results of businesses divested, including businesses under sales agreements and exits of major product lines under a sale or licensing agreement. The company did not divest any businesses during the three months ended March 31, 2014. During the three months ended March 31, 2013, we entered into sales agreements to divest two businesses within the company’s EEMEA segment. These sales agreements related to a salty snacks business in Turkey and a confectionery business in South Africa. In order to evaluate the company’s results from ongoing operations, these transactions are included in determining the impact from divestitures in evaluating the company’s non-GAAP financial measures.

Acquisition

On February 22, 2013, the company acquired the remaining interest in a biscuit operation in Morocco, which is now a wholly-owned subsidiary within the company’s EEMEA segment. The company paid net cash consideration of $119 million, consisting of a $155 million purchase price net of cash acquired of $36 million. Prior to the acquisition, the company’s interest in the operation was accounted for under the equity method.

Integration Program and other acquisition integration costs

Integration Program costs

Integration Program costs are defined as the costs associated with combining the Mondelēz International and Cadbury businesses, and are separate from those costs associated with the acquisition. At the end of 2013, the company completed incurring charges related to the Integration Program, and during the three months ended March 31, 2014, the company recorded a reversal of $2 million related to accruals no longer required. During the three months ended March 31, 2013, the company recorded charges of $21 million in selling, general and administrative expenses within our Europe, Asia Pacific, Latin America and EEMEA segments.

Other acquisition integration costs

In connection with the acquisition of a biscuit operation in Morocco in February 2013, the company recorded integration charges of $1 million during the three months ended March 31, 2014. The company recorded these charges in selling, general and administrative expenses within the company’s EEMEA segment.

Spin-Off Costs

Spin-Off Costs represent transaction, transition and financing and related costs associated with preparing the businesses (Mondelēz International and Kraft Foods Group) for independent operations and historically consisted primarily of financial advisory fees, legal fees, accounting fees, tax services and information systems infrastructure duplication, and financing and related costs to redistribute debt and secure investment grade ratings for both the Kraft Foods Group business and the Mondelēz International business. The company recorded Spin-Off Costs of $3 million during the three months ended March 31, 2014 as compared to $9 million during the three months ended March 31, 2013.

2012-2014 Restructuring Program

In 2012, the company’s Board of Directors approved $1.5 billion of restructuring and related implementation costs (“2012-2014 Restructuring Program”) reflecting primarily severance, asset disposals and other manufacturing-related one-time costs. The primary objective of the restructuring and implementation activities was to ensure that both Mondelēz International and Kraft Foods Group were each set up to operate efficiently and execute on the company’s respective business strategies upon separation and in the future. Of the $1.5 billion of anticipated 2012-2014 Restructuring Program costs, the company retained approximately $925 million and Kraft Foods Group retained the balance of the program.

Restructuring costs

The company recorded within asset impairment and exit costs charges of $42 million in the three months ended March 31, 2014 as compared to $40 million in the three months ended March 31, 2013. These charges were related to asset write-downs (including accelerated depreciation and asset impairments), severance and other related costs.

Implementation costs

Implementation costs are directly attributable to restructuring activities; however, they do not qualify for accounting treatment as exit or disposal activities. The company recorded implementation costs of $24 million during the three months ended March 31, 2014 as compared to $4 million during the three months ended March 31, 2013. Implementation costs primarily include costs to reorganize the company’s operations and facilities, the discontinuance of certain product lines and the incremental expenses related to the closure of facilities, replicating the company’s information systems infrastructure and reorganizing costs related to the company’s sales function.

Remeasurement of Venezuelan Net Monetary Assets

As a result of recent Venezuelan currency exchange developments and the expected impact on the company’s Venezuelan operations, the company remeasured its Venezuelan bolivar-denominated net monetary assets as of March 31, 2014 from the official exchange rate of 6.30 to the SICAD I exchange rate of 10.70 bolivars to the U.S. dollar. The company recognized a $142 million currency remeasurement loss within selling, general & administrative expenses. In addition, due to the company’s underlying legal structure, higher taxes of $8 million were recognized due to interest deductibility limitations resulting from Venezuela’s lower earnings. As of March 31, 2014, the company’s remaining bolivar-denominated net monetary assets were approximately $200 million. The company’s Venezuela net revenues, translated at the 6.30 official rate prior to the remeasurement, were approximately $240 million or 2.8% of consolidated net revenues in the first quarter of 2014.

In the three months ended March 31, 2013, we also recorded a $54 million currency remeasurement charge related to the devaluation of the company’s net monetary assets in Venezuela at that time. In addition, due to the company’s underlying legal structure, higher taxes of $5 million were recorded due primarily to interest deductibility limitations resulting from Venezuela’s lower earnings. As described in our Form 8-K dated April 22, 2014, this 2013 remeasurement charge was previously included in our non-GAAP financial measures of Adjusted Operating Income and Adjusted Earnings Per Share.

The company continues to monitor developments in the currency and actively manage its investment and exposures in Venezuela. If any of the rates, or application of the rates to the company’s business, were to change, the company would recognize additional currency losses or gains, which could be significant.

Loss on debt extinguishment and related costs

On February 6, 2014, the company completed a $1.6 billion cash tender offer for some of its outstanding high coupon long term debt. The company recorded a pre-tax loss on debt extinguishment and related expenses of $494 million for the amount paid in excess of the carrying value of the debt and from recognizing unamortized financing discounts and deferred financing costs.

Gain on acquisition

In connection, with the acquisition of a biscuit operation in Morocco in February 2013, the company recorded a pre-tax gain of $22 million related to the remeasurement of the company’s previously-held equity interest in the operation to fair value in accordance with GAAP.

Acquisition-related costs

In connection, with the acquisition of a biscuit operation in Morocco in February 2013, the company recorded $7 million in acquisition costs during the three months ended March 31, 2013, which were included within selling, general and administrative expenses and interest and other expense.

Constant currency

Management evaluates the operating performance of the company and its international subsidiaries on a constant currency basis. The company determines its constant currency operating results by dividing or multiplying, as appropriate, the current period local currency operating results by the currency exchange rates used to translate the company’s financial statements in the comparable prior year period to determine what the current period U.S. dollar operating results would have been if the currency exchange rate had not changed from the comparable prior year period.

Schedule 4

Mondelēz International, Inc. and Subsidiaries

Reconciliation of GAAP to Non-GAAP Measures

Net Revenues

(in millions of dollars) (Unaudited)

	Latin America		Asia Pacific		EEMEA		Europe		North America		Mondelēz International
For the Three Months Ended March 31, 2014
Reported (GAAP)	$1,356		$1,223		$838		$3,557		$1,667		$8,641
Divestitures	—		—		—		—		—		—
Acquisitions	—		—		(14)		—		—		(14)
Currency	248		107		87		(138)		20		324

Organic (Non-GAAP)	$1,604		$1,330		$911		$3,419		$1,687		$8,951

For the Three Months Ended March 31, 2013
Reported (GAAP)	$1,398		$1,367		$863		$3,458		$1,658		$8,744
Divestitures	—		—		(19)		(3)		(12)		(34)

Organic (Non-GAAP)	$1,398		$1,367		$844		$3,455		$1,646		$8,710

% Change
Reported (GAAP)	(3.0)%		(10.5)%		(2.9)%		2.9%		0.5%		(1.2)%
Divestitures	—	pp	—	pp	2.2	pp	0.1	pp	0.8	pp	0.4	pp
Acquisitions	—		—		(1.7)		—		—		(0.1)
Currency	17.7		7.8		10.3		(4.0)		1.2		3.7

Organic (Non-GAAP)	14.7%		(2.7)%		7.9%		(1.0)%		2.5%		2.8%

Schedule 5

Mondelēz International, Inc. and Subsidiaries

Reconciliation of GAAP to Non-GAAP Measures

Gross Profit / Operating Income

(in millions of dollars) (Unaudited)

	For the Three Months Ended March 31, 2014
	Net Revenues	Gross Profit	Gross Profit Margin	Operating Income	Operating Income margin
Reported (GAAP)	$8,641	$3,204	37.1%	$843	9.8%
Integration Program and other acquisition integration costs	—	(1)		(1)
Spin-Off Costs	—	—		3
2012-2014 Restructuring Program	—	2		66
Remeasurement of net monetary assets in Venezuela	—	—		142
Divestitures	—	—		—

Adjusted (Non-GAAP)	$8,641	$3,205	37.1%	$1,053	12.2%

Currency		111		39

Adjusted @ Constant FX (Non-GAAP)		$3,316		$1,092

	For the Three Months Ended March 31, 2013
	Net Revenues	Gross Profit	Gross Profit Margin	Operating Income	Operating Income margin
Reported (GAAP)	$8,744	$3,242	37.1%	$834	9.5%
Integration Program and other acquisition integration costs	—	5		21
Spin-Off Costs	—	—		9
2012-2014 Restructuring Program	—	—		44
Remeasurement of net monetary assets in Venezuela	—	—		54
Gain on acquisition	—	—		(22)
Divestitures	(34)	(6)		1
Acquisition-related costs	—	—		2

Adjusted (Non-GAAP)	$8,710	$3,241	37.2%	$943	10.8%

Currency		—		—

Adjusted @ Constant FX (Non-GAAP)		$3,241		$943

		Gross Profit		Operating Income
% Change - Reported (GAAP)		(1.2)%		1.1%
% Change - Adjusted (Non-GAAP)		(1.1)%		11.7%
% Change - Adjusted @ Constant FX (Non-GAAP)		2.3%		15.8%

Schedule 6

Mondelēz International, Inc. and Subsidiaries

Reconciliation of GAAP to Non-GAAP Measures

Condensed Consolidated Statements of Earnings

(in millions, except per share data) (Unaudited)

	For the Three Months Ended March 31, 2014
	Operating Income	Interest and other expense, net	Earnings before taxes	Income taxes	Effective tax rate	Non- controlling interest	Net Earnings attributable to Mondelēz International	Diluted EPS attributable to Mondelēz International
Reported (GAAP)	$843	$720	$123	$(27)	(22.0)%	$(13)	$163	$0.09
Integration Program and other acquisition integration costs	(1)	—	(1)	—		—	(1)	—
Spin-Off Costs	3	—	3	1		—	2	—
2012-2014 Restructuring Program	66	—	66	17		—	49	0.03
Remeasurement of net monetary assets in Venezuela	142	—	142	(8)		—	150	0.09
Loss on debt extinguishment and related expenses	—	(494)	494	188		—	306	0.18
Divestitures	—	—	—	—		—	—	—

Adjusted (Non-GAAP)	$1,053	$226	$827	$171	20.7%	$(13)	$669	$0.39

Diluted Average Shares Outstanding								1,722

	For the Three Months Ended March 31, 2013
	Operating Income	Interest and other expense, net	Earnings before taxes	Income taxes	Effective tax rate	Non- controlling interest	Net Earnings attributable to Mondelēz International	Diluted EPS attributable to Mondelēz International
Reported (GAAP)	$834	$279	$555	$13	2.3%	$6	$536	$0.30
Integration Program and other acquisition integration costs	21	—	21	4		—	17	0.01
Spin-Off Costs	9	—	9	4		—	5	—
2012-2014 Restructuring Program	44	—	44	11		—	33	0.02
Remeasurement of net monetary assets in Venezuela	54	—	54	(5)		—	59	0.03
Gain on acquisition	(22)	—	(22)	—		—	(22)	(0.01)
Divestitures	1	—	1	—		—	1	—
Acquisition-related costs	2	(5)	7	—		—	7	—

Adjusted (Non-GAAP)	$943	$274	$669	$27	4.0%	$6	$636	$0.35

Diluted Average Shares Outstanding								1,798

Schedule 7

Mondelēz International, Inc. and Subsidiaries

Reconciliation of GAAP to Non-GAAP Measures

Diluted EPS

(Unaudited)

	For the Three Months Ended March 31,
	Diluted EPS	% Growth
2013 Diluted EPS Attributable to Mondelēz International (GAAP)	$0.30
Spin-Off Costs	—
2012-2014 Restructuring Program costs	0.02
Integration Program and other acquisition integration costs	0.01
Remeasurement of net monetary assets in Venezuela	0.03
Gain on acquisition	(0.01)
Net earnings from divestitures	—

2013 Adjusted EPS (Non-GAAP)	0.35
Increase in operations	0.08
Gain on sale of property in 2014	—
Unrealized gains/(losses) on hedging activities	—
Lower interest expense and other expense, net	0.02
Changes in shares outstanding	0.02
Changes in income taxes	(0.06)

2014 Adjusted EPS (Constant Currency)	0.41	17.1%
Unfavorable foreign currency - translation	(0.02)

2014 Adjusted EPS (Non-GAAP)	0.39	11.4%
Spin-Off Costs	—
2012-2014 Restructuring Program costs	(0.03)
Loss on debt extinguishment and related expenses	(0.18)
Integration Program and other acquisition integration costs	—
Remeasurement of net monetary assets in Venezuela	(0.09)
Net earnings from divestitures	—

2014 Diluted EPS Attributable to Mondelēz International (GAAP)	$0.09	(70.0)%

Schedule 8

Mondelēz International, Inc. and Subsidiaries

Reconciliation of GAAP to Non-GAAP Measures

Segment Data

(in millions of dollars) (Unaudited)

	For the Three Months Ended March 31, 2014
	Latin America		Asia Pacific		EEMEA		Europe		North America		Unrealized G/(L) on Hedging Activities	General Corporate Expenses	Amortization of Intangibles	Other Items	Mondelēz International
Net Revenue
Reported (GAAP)	$1,356		$1,223		$838		$3,557		$1,667		$—	$—	$—	$—	$8,641
Divestitures	—		—		—		—		—		—	—	—	—	—

Adjusted (Non-GAAP)	$1,356		$1,223		$838		$3,557		$1,667		$—	$—	$—	$—	$8,641

Operating Income
Reported (GAAP)	$44		$188		$64		$463		$203		$7	$(72)	$(54)	$—	$843
Integration Program and other acquisition integration costs	—		—		1		(1)		—		—	(1)	—	—	(1)
Spin-Off Costs	—		—		—		—		—		—	3	—	—	3
2012-2014 Restructuring Program	1		—		5		32		27		—	1	—	—	66
Remeasurement of net monetary assets in Venezuela	142		—		—		—		—		—	—	—	—	142
Divestitures	—		—		—		—		—		—	—	—	—	—

Adjusted (Non-GAAP)	$187		$188		$70		$494		$230		$7	$(69)	$(54)	$—	$1,053
Currency	40		14		9		(22)		1		—	(2)	(1)	—	39

Adjusted @ Constant FX (Non-GAAP)	$227		$202		$79		$472		$231		$7	$(71)	$(55)	$—	$1,092

% Change - Reported (GAAP)	(52.2)%		(0.5)%		4.9%		14.0%		19.4%		(63.2)%	4.3%	0.0%	(100.0)%	1.1%
% Change - Adjusted (Non-GAAP)	24.7%		(2.6)%		(2.8)%		13.6%		22.3%		(63.2)%	15.0%	0.0%	n/m	11.7%
% Change - Adjusted @ Constant FX (Non-GAAP)	51.3%		4.7%		9.7%		8.5%		22.9%		(63.2)%	18.3%	1.9%	n/m	15.8%

Operating Income Margin
Reported %	3.2%		15.4%		7.6%		13.0%		12.2%						9.8%
Reported pp change	(3.3	)pp	1.5	pp	0.6	pp	1.3	pp	1.9	pp					0.2	pp
Adjusted %	13.8%		15.4%		8.4%		13.9%		13.8%						12.2%
Adjusted pp change	3.1	pp	1.3	pp	(0.2	)pp	1.3	pp	2.4	pp					1.4	pp

	For the Three Months Ended March 31, 2013
	Latin America		Asia Pacific		EEMEA		Europe		North America		Unrealized G/(L) on Hedging Activities	General Corporate Expenses	Amortization of Intangibles	Other Items	Mondelēz International
Net Revenue
Reported (GAAP)	$1,398		$1,367		$863		$3,458		$1,658		$—	$—	$—	$—	$8,744
Divestitures	—		—		(19)		(3)		(12)		—	—	—	—	(34)

Adjusted (Non-GAAP)	$1,398		$1,367		$844		$3,455		$1,646		$—	$—	$—	$—	$8,710

Operating Income
Reported (GAAP)	$92		$189		$61		$406		$170		$19	$(69)	$(54)	$20	$834
Integration Program and other acquisition integration costs	4		4		3		9		—		—	1	—	—	21
Spin-Off Costs	—		—		—		—		—		—	9	—	—	9
2012-2014 Restructuring Program	—		—		1		21		22		—	—	—	—	44
Remeasurement of net monetary assets in Venezuela	54		—		—		—		—		—	—	—	—	54
Divestitures	—		—		7		(1)		(4)		—	(1)	—	—	1
Gain on acquisition	—		—		—		—		—		—	—	—	(22)	(22)
Acquisition-related costs	—		—		—		—		—		—	—	—	2	2

Adjusted (Non-GAAP)	$150		$193		$72		$435		$188		$19	$(60)	$(54)	$—	$943
Currency	—		—		—		—		—		—	—	—	—	—

Adjusted @ Constant FX (Non-GAAP)	$150		$193		$72		$435		$188		$19	$(60)	$(54)	$—	$943

Operating Income Margin
Reported %	6.6%		13.8%		7.1%		11.7%		10.3%						9.5%
Adjusted %	10.7%		14.1%		8.5%		12.6%		11.4%						10.8%